October 31, 2008
                 Contact:  John Parry
Chief Financial Officer
3524 Airport Road
Maiden, NC  28650
(828) 464-8741 Ext. 6677

FOR IMMEDIATE RELEASE

AIR T REPORTS UNAUDITED SECOND QUARTER RESULTS

MAIDEN, N.C., October 31, 2008 -- Air T, Inc. (Nasdaq Capital Market: AIRT) today reported consolidated net earnings of $1,322,000 ($0.55 per diluted share) for fiscal 2009’s second quarter ended September 30, 2008, compared to consolidated net earnings of $538,000 ($0.22 per diluted share) for the second quarter of fiscal 2008.  The Company also reported year-to-date earnings for the six months of $2,662,000 ($1.10 per diluted share) compared to $1,164,000 ($0.47 per diluted share) for the similar fiscal 2008 period.

Consolidated revenues for fiscal 2009’s second quarter were $24,012,000, an increase of 38% compared to the similar 2008 fiscal quarter.  Consolidated revenues for the first six months of the 2009 fiscal year were $46,429,000 or 40% higher than the prior year comparable period.  Revenues for the quarter and first half of the fiscal year were boosted by increased maintenance labor rates and hours in the air cargo segment, a significant increase in the delivery of deicing units to the military and a significant increase in the delivery of commercial catering trucks in the ground equipment sales segment and a full quarter of service revenues from Global Aviation Services. At September 30, 2008, backlog was $18.6 million compared to $25.3 million at March 31, 2008 and $17.3 million at September 30, 2007.

Walter Clark, Chairman and Chief Executive Officer of Air T, commented, “We have experienced two excellent quarters to begin this fiscal year.  We are delighted with these quarterly results, but remain cautious about the remainder of the fiscal year in light of general economic and industry conditions.  In these difficult times, we are dedicated to conserving cash, watching costs, tightening our credit policies and maintaining our customer and vendor relationships”.

FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	09/30/08	09/30/07	09/30/08	09/30/07

Operating Revenues	$24,012	$17,412	$46,429	$33,208

Net Earnings	$1,322	$538	$2,662	$1,164

Net Earnings Per Share-Diluted	$0.55	$0.22	$1.10	$0.47

Average Shares Outstanding-Diluted	2,438	2,432	2,425	2,447

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, manufactures and sells aircraft deicers and other special purpose industrial equipment, and provides ground support equipment and facilities maintenance to airlines.  Air T is one of the largest, small-aircraft air cargo operators in the United States.  Air T’s Mountain Air Cargo (MAC) and CSA, Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States, Puerto Rico and the Caribbean Islands.  Air T’s Global Ground Support subsidiary manufactures deicing and other specialized military and industrial equipment and is one of the largest providers of deicers in the world.  The Global Aviation Services subsidiary provides ground support equipment and facilities maintenance to domestic airline customers.

For a more detailed presentation and discussion of the Company’s results of operations and financial condition, please read the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 to be filed later today with the Securities and Exchange Commission.  Copies of the Form 10-Q may be accessed on the Internet at the SEC’s website, http://www.sec.gov.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which are subject to risks and uncertainties.  Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the risk that contracts with major customers will be terminated or not extended, uncertainty regarding legal actions against the Company relating to the collapsed boom at the Philadelphia airport and the Company’s legal action against the subcontractor that designed, manufactured and warranted the deicing booms initially sold by a Company subsidiary for installation at the Philadelphia airport, future economic conditions, inflation rates, competition, changes in technology or government regulation, and the impact of future terrorist activities in the United States and abroad.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.